Exhibit 10.31

[REDACTED] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined that certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type of information that the company treats as private and confidential.

KOITO MANUFACTURING CO.,LTD	4-8-3, Takanawa, Minato-ku, Tokyo 108-8711, Japan TEL: 81-3-3443-7111

Supplier:	Date: Aug 2, 2021

Cepton Technologies, Inc.
399 W. Trimble Rd.,
San Jose, CA, 95131

Software Development Work Order for Project of GM [REDACTED]

KOITO MANUFACTURING CO. LTD (“Koito”) and Cepton Technologies, Inc (“Cepton”) are jointly engaged in a design and development project, whereby Cepton has been chosen to supply lidar technology licenses and components to Koito for the MY24 General Motors (“GM”) UltraCruise Program (“GM Project”).

The GM Project entails two stages: 1) Pre-Production and 2) Production.

The Pre-Production stage is focused on software and hardware development and delivering prototypes for GM’s testing, validation and feature development, according to milestones specified by GM to Koito and Cepton. The pre-production stage started in January 2020.

Prior to the completion of the Pre-Production phase, the parties will negotiate in good faith a Manufacturing and Supply Agreement to outline terms for future Production of lidar sensors and components to be used in the GM Project. Production is currently anticipated to begin in 2023.

The purpose of this letter is to outline the key terms of the Pre-Production activities.

Scope of Pre-Production Activities:

●	Software development: Koito engages Cepton to perform software development activities in exchange for cash consideration. Cepton will license base software from [REDACTED] (a third-party software provider) and perform development on top of the base software (as per GM’s automotive requirements) to deliver the features and capabilities needed for GM’s development milestones. The key milestones for software development activities are outlined in the Milestone table below. The developed software will be embedded in pre-production prototypes. Upon the successful achievement of each milestone, the developed software will be delivered to Koito via a pre-production prototype (i.e., embedded firmware on the prototype) and considered accepted by Koito when delivery occurs; the relevant fees are considered earned, and are non-refundable.

●	Pre-production prototypes (hardware): The parties have agreed to negotiate separate purchase orders for pre-production prototypes on an as needed basis.

1/3

KOITO MANUFACTURING CO.,LTD	4-8-3, Takanawa, Minato-ku, Tokyo 108-8711, Japan TEL: 81-3-3443-7111

●	Key Milestone table

Major GM Milestones	Cost#	HW Version	Milestone Date
Milestone 1— First sample evaluation Description: First customer evaluation of lidar for the program. HW Sample Maturity: B-Samples SW Maturity: First SW for preliminary assessment	$[REDACTED]	B	January 6, 2021

Milestone 2 — IV Electrical Bench

Description: Bench level testing and evaluation of electronics and communication. First milestone when all electronics and SW for vehicle are tested together by GM.

HW Sample Maturity: B-Samples

SW Maturity: Lidar SW/FW works with initial features such as AUTOSAR, Cybersecurity, Vehicle Communication adequate to support bench level testing.

	$[REDACTED]	B	March 15, 2021

Milestone 3 — IV Vehicle MRD

Description: Material Required Date for integrated vehicle builds at GM. These vehicles once built will be fitted with the lidar + other sensors to collect data for GM’s own software and system development.

HW Sample Maturity: B-Samples

SW Maturity: Updated Lidar SW/FW with maturity sufficient for IVER vehicles.

	$[REDACTED]	B	Aug 30, 2021

Milestone 4 — 65% BOR

Description: BOR refers to a vehicle demo ride (“Buy-Off Ride”) with GM leadership to review the status of the vehicle and feature development and formally sign-off (or “buy-off’) on proceeding to next development phase. 65% refers to the first major BOR milestone.

HW Sample Maturity: C-samples (anticipated)

SW Maturity: Updated Lidar SW/FW with maturity required to support 65% BOR.

	$[REDACTED]	C (anticipated*)	Nov 2021 (anticipated**)

Milestone 5 — 80% BOR

Description: BOR refers to a vehicle demo ride (“Buy-Off Ride”) with GM leadership to review the status of the vehicle and feature development and formally sign-off (or “buy-off’) on proceeding to next development phase. 80% refers to the second major BOR milestone,

HW Sample Maturity: D-samples (anticipated)

SW Maturity: Updated Lidar SW/FW with maturity required to support 80% BOR.

	$[REDACTED]	D (anticipated*)	2022 (anticipated**)

Milestone 6 —100% BOR

Description: BOR refers to a vehicle demo ride (“Buy-Off Ride”) with GM leadership to review the status of the vehicle and feature development and formally sign-off (or “buy-off’) on proceeding to next development phase, 100% refers to the final BOR milestone.

HW Sample Maturity: PPAP-samples (anticipated)

SW Maturity: Updated Lidar SW/FW with maturity required to support 100% BOR,

	Not Applicable	PPAP (anticipated*)	2022 (anticipated**)
Prior to volume series production Cepton will purchase the following “production licenses” ● RTA-OS Runtime Volume (@150,000 Units) ● MCAL for AURIX for 150,000 Units	$[REDACTED]	Final	2022 (anticipated**)
Total	$2,453,341

2/3

KOITO MANUFACTURING CO.,LTD	4-8-3, Takanawa, Minato-ku, Tokyo 108-8711, Japan TEL: 81-3-3443-7111

Term:

The Pre-Production phase shall begin January 15th, 2020, the date upon which Cepton was selected as the supplier for GM Program by Koito, and shall continue until Pre-Production activities are complete.

Footnote:

# Amounts specified under the “Cost” column are best estimates based on current project needs for software. The parties will negotiate in good faith if additional needs are identified. The document summarizes all the payments expected prior to the start of volume production and it includes everything previously communicated with Koito. The “production licenses” are also part of what was previously communicated, and it includes the per unit licenses required before Koito can ship volume production. The “production licenses” are not required to meet any milestones under Pre-Production activities.

*Anticipated sample maturity refers to likely maturity of hardware for corresponding milestones, subject to change based on customer guidance.

**Anticipated dates refer to future milestones, whose dates are subject to change based on customer guidance.

Sincerely,

KOITO MANUFACTURING CO., LTD

/s/ Takayuki Katsuda
Takayuki Katsuda
Director and Managing Executive Officer

Note: Work order was signed by Koito at September 22, 2021.

3/3